Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Names Jean A. Bua

Senior Vice President of Finance and Corporate Controller

Boston, Massachusetts – July 6, 2005 - American Tower Corporation (NYSE: AMT) today announced that Jean A. Bua will be joining the Company as Senior Vice President of Finance and Corporate Controller. It is expected that Ms. Bua will commence her new role with the Company effective August 15, 2005.

Ms. Bua is joining American Tower Corporation from Iron Mountain, Inc., a global records management and data protection services company, where she most recently served as Senior Vice President, Chief Accounting Officer and Worldwide Controller. During her nine year tenure with Iron Mountain, Ms. Bua was responsible for worldwide financial operations, including SEC reporting, implementation of Sarbanes-Oxley compliance initiatives, capital market analysis and financial planning and analysis. Ms. Bua also oversaw the company’s merger and acquisition due diligence and integration efforts.

“American Tower is pleased to have a financial executive as talented as Jean join our team,” said American Tower Chief Financial Officer, Brad Singer. “Jean is bright, hardworking and knowledgeable, and brings extensive experience in producing real results – and highly relevant merger integration experience – to American Tower. In addition, Jean’s consistent track record of executing the financial functions of a high growth company will be instrumental to our team as we lead our Company into the future.”

Prior to joining Iron Mountain, Ms. Bua was Corporate Controller for Duracraft Corporation, an international consumer products manufacturer, from 1993 to 1996. Prior to joining Duracraft, Ms. Bua was Assistant Controller for Keithley Instruments, a high-tech hardware and software company, from 1991 to 1993. Before that, Ms. Bua was a management consultant for Ernst and Young and an auditor for KPMG.

Ms. Bua earned her Bachelor of Science in Business Administration, summa cum laude from Bryant College and her Masters of Business Administration from the University of Rhode Island.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower operates over 14,800 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. For more information about American Tower, please visit www.americantower.com.

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